Exhibit 10.25

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Separation Agreement”), dated as of December 21, 2012 (the “Resignation Date”), is by and between FIG LLC (the “Company”), its successors and assigns, and Robert I. Kauffman (“Kauffman”).

W I T N E S S E T H:

WHEREAS, the Company and Kauffman are parties to an Employment, Non-Competition and Non-Solicitation Agreement entered into as of the fourth day of August, 2011 (such agreement, including the exhibit thereto, the “Employment Agreement”);

WHEREAS, Kauffman is an officer, director and Principal of the Company and holds various titles and responsibilities with respect to the Company and its subsidiaries and affiliates;

WHEREAS, effective as of the date of the Resignation Date, Kauffman ceases to hold any positions, including that of officer, director or Principal, with the Company or any of its subsidiaries or affiliates; and

WHEREAS, Kauffman and the Company wish to enter into this Separation Agreement to provide the Company, together with its subsidiaries, affiliates and related parties, and Kauffman with a mutual release of claims,

NOW, THEREFORE, in consideration of the foregoing premises and of the releases, representations, covenants and obligations contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.             Kauffman’s Resignation.  As of the Resignation Date, Kauffman hereby voluntarily and irrevocably resigns from all positions he holds with the Company and its subsidiaries and their affiliates, whether as Principal, officer or director, or otherwise, including his position as Principal and as a member of the board of directors of the Company including, but not limited to, the entities identified on Exhibit 1 hereto.  Kauffman agrees to execute any and all documents and take any and all actions as may reasonably be requested by the Company to further effectuate his resignation as a Principal, officer or director of the Company or any of its subsidiaries or their affiliates.  Kauffman’s execution of this Separation Agreement shall be deemed the grant by Kauffman to the officers of the Company and its subsidiaries and their affiliates of a limited power of attorney to sign in Kauffman’s name and on Kauffman’s behalf documentation solely for the limited purpose of effectuating such resignations.  On the Resignation Date, Kauffman will date, sign and deliver to the Company a letter of resignation in the form attached hereto as Exhibit 2.

2.             Benefits.

(a)           Fund Fees.  Following the Resignation Date, the Company shall, as consideration for entering into this Separation Agreement, waive any management, incentive, and other applicable fees on the investments  that Kauffman has made in investment vehicles managed by the Company and its affiliates (“Fund Investments”).  Exhibit 3 identifies the Fund

Investments.  In addition, the Company shall waive any management, incentive, and other applicable fees on Fund Investments Kauffman makes on or after the Resignation Date, provided the Company may revoke such waiver at any time in its sole discretion. Kauffman acknowledges and agrees that he will be required to execute the Company’s standard form of confidentiality agreement, which includes standstill provisions, to receive periodic reports with respect to his Fund Investments.

(b)           Kauffman will have access to and the use of:  (i) his Company telephone and email through January 31, 2013 provided that he complies with all Company policies concerning the use of the Company’s telephone and email system and (ii) his Company secretary through March 31, 2013.  Kauffman’s access to other Company information technology systems will cease on the Resignation Date.

3.             Kauffman Release.

(a)           As used in this Separation Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities of whatsoever kind or nature, in law, equity or otherwise.

(b)           Kauffman, for and on behalf of himself and his heirs, administrators, executors, and assigns, fully and forever releases, remises and discharges (“releases”) the Company, its subsidiaries and their affiliates, together with its and their respective officers, directors, partners, shareholders, attorneys, employees and agents (collectively, the “Group”), from any and all claims which Kauffman had, may have had, or now has against the Company and the Group through the Effective Date of this Separation Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including any claim relating to, arising out of, or attributable to (i) his positions with the Company or its subsidiaries or their affiliates or the termination thereof, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference and (ii) the Employment Agreement or any other agreement or arrangement (whether formal or informal, oral or written) with the Company or any subsidiary or affiliate thereof. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New York Human Rights Law, the New York Labor Code, the New York Worker Adjustment and Retraining Notification Act, the New York City Administrative Code, the New York Labor Law and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  Kauffman further waives his right to participate in any collective or class action under the Fair Labor Standards Act or any similar state or local law, and agrees to opt-out of any such collective or class action against any member of the Group to which he may be or become a party or class member.  Notwithstanding the foregoing, the release in this Separation Agreement does not extend to (A) those rights that cannot be waived as a matter of law, (B) any rights to indemnification under the Company’s by-laws or insurance policies, (C) any rights under this

Separation Agreement, (D) any rights under the Purchase Agreement, dated as of the date hereof, by and among Fortress Operating Entity I LP, FOE II (New) LP, Principal Holdings I LP, Robert I. Kauffman and Aldel LLC, or the promissory notes issued thereunder, (E) any rights under the Note Exchange Agreement, dated as of the date hereof, by and among FIG Corp., Robert I. Kauffman and Aldel LLC, or the promissory note issued thereunder, or (F) any rights under the Amended and Restated Tax Receivable Agreement, dated as of February 1, 2007, by and among FIG Corp, FIG Asset Co. LLC, Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone, Michael E. Novogratz, Fortress Operating Entity I LP, Fortress Operating Entity II LP, Fortress Operating Entity III LP and Principal Holdings I LP.  The agreements and promissory notes described in the foregoing clauses (D), (E) and (F) are collectively referred to herein as the “Specified Documents.”

(c)           Kauffman represents that he has not filed or permitted to be filed any legal action, charge or complaint, in any forum whatsoever, against any member of the Group, individually or collectively, and he covenants and agrees that he will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Separation Agreement and claims released pursuant to this Separation Agreement (including, without limitation, any claims relating to the termination of his relationship with the Company and its subsidiaries or their affiliates), except as may be necessary to enforce this Separation Agreement or the Specified Documents, or to seek a determination of the validity of the waiver of his rights under the ADEA.  Nothing in this Separation Agreement shall be construed to prohibit Kauffman from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency.  Notwithstanding the foregoing, Kauffman agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf.  Except as otherwise provided in this paragraph, Kauffman will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that he could have raised against any member of the Group as of the Effective Date. Kauffman further agrees that he will not encourage or voluntarily cooperate with current or former employees of the Group or any other potential plaintiff, to commence any legal action or make any claim against any of the Group in respect of such person’s employment or termination of employment with or by the Group or otherwise.

(d)           After the Resignation Date, Kauffman shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to him while a Principal of the Company; provided, however, that he will retain any rights that he has to vested benefits under the FIG LLC 401(k) Profit Sharing Plan & Trust (the “Plan”), subject to the terms and conditions of the Plan.  Kauffman specifically acknowledges that he will not be entitled to any awards or payments of any kind under the FIG LLC Principal Compensation Plan.

4.             Company Release.

(a)           As additional consideration for entering into this Separation Agreement, the Company, for itself and its subsidiaries and their affiliates, and their respective successors and assigns, fully and forever releases Kauffman, from any and all claims which the Company or its subsidiaries had, may have had, or now have against the Kauffman through the

Effective Date of this Separation Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including any claim relating to, arising out of, or attributable to (i) Kauffman’s positions with the Company or its subsidiaries or their affiliates or the termination thereof, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference and (ii) the Employment Agreement (other than those covenants and obligations set forth in Employment Agreement which remain in full force and effect following the Resignation Date) or any other agreement or arrangement (whether formal or informal, oral or written) with the Company or any subsidiary or affiliate thereof.  Notwithstanding the foregoing, the release in this Separation Agreement does not extend to (A) any claims that the Company ever had, now has or may hereinafter claim to have against Kauffman which are based upon acts or omissions by Kauffman that involve willful misconduct, fraud, theft or other illegal conduct by Kauffman, (B) any rights under this Separation Agreement or the Employment Agreement, or (C) any rights under the Specified Documents.

(b)           The Company represents that it has not filed or permitted to be filed any legal action, charge or complaint, in any forum whatsoever, against Kauffman, and the Company covenants and agrees that it will not file or permit to be filed any lawsuits at any time hereafter with respect to the claims released pursuant to this Separation Agreement, except as may be necessary to enforce this Separation Agreement or the Specified Documents.

5.             Compliance with Law.  Kauffman represents that, to the best of his knowledge, he has (i) fully complied with all material Company policies and procedures, including those contained in the Company’s compliance manual (and all prior versions of such manual in effect at the Company) (the “Policies”) and (ii) not breached, or caused the Company to breach, any applicable law, rule, regulation, covenant or agreement in connection with Company business in any jurisdiction.  Kauffman further represents that he is not aware of any breach of any material Policies, or any laws, rules, regulations, covenants or agreements applicable to the Company by any Company employee or entity and that he has previously reported any known or suspected breaches, in writing, to the Company’s General Counsel or Chief Compliance Officer.  Kauffman will complete and submit to the Company satisfactory quarterly compliance transaction and quarterly Dodd-Frank compliance reports for all periods up to and including the Resignation Date.

6.             Return of Property.  Kauffman represents that he has returned to the Company all material Company property, including, without limitation, all mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his role as a Principal of the Company or any other position he held with the Company or any of its subsidiaries or their affiliates (including, but not limited to, any documents or other materials which are necessary for the Company to comply with its obligations under the Code of Ethics) and that he will not retain any copies, duplicates, reproductions or excerpts thereof; provided, however, that Kauffman may retain (a) the blackberry issued to him by the Company provided that the phone number will be ported to Kauffman and Kauffman will be responsible for the costs associated with the use of such blackberry following the Resignation Date and (b) the laptop computer issued to him by the

Company provided that he permanently deletes all Confidential Information (as defined in the Employment Agreement) from such laptop.

7.             Indemnification.  Notwithstanding anything in this Separation Agreement to the contrary, Kauffmann shall continue to have all rights under the Indemnification Agreement dated as of February 8, 2007, by and between Fortress Investment Group LLC and Kauffman, including without limitation rights to indemnification under the Operating Agreement (as defined in the Indemnification Agreement).

8.             Confidentiality.  Except to the extent publicly disclosed by the Company, Kauffman agrees to maintain the confidentiality of this Separation Agreement, and to refrain from disclosing or making reference to its terms, except (a) as required by law; or (b) with his accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice; or (c) with his immediate family members (the parties in clauses (b) and (c), “Permissible Parties”); provided that the Permissible Parties agree to keep the terms and existence of this Separation Agreement confidential.  Kauffman acknowledges and agrees that any disclosure of any information by him or the Permissible Parties contrary to the provisions of this Separation Agreement shall be a breach of this Separation Agreement.  Kauffman likewise acknowledges and agrees to abide by the provisions of any and all confidentiality agreements he executed with the Company or any affiliate thereof.

9.             Public Announcement.  The Company shall provide Kauffman with the opportunity to review any Form 8-K or press release issued by the Company concerning Kauffman’s separation from the Company and the issuance of any such Form 8-K or press release shall be subject to Kauffman’s consent which will not be unreasonably withheld, delayed or conditioned.  Kauffman acknowledges and agrees that the Company will be required to file this Separation Agreement and the Specified Documents with the US Securities and Exchange Commission.

10.          Restrictive Covenants and Ongoing Obligations.

(a)           Kauffman acknowledges and agrees that all of the covenants and ongoing obligations that survive termination of employment set forth in the Employment Agreement remain in full force and effect and are incorporated by reference herein.  Kauffman agrees that he will abide by them for the respective durations of such covenants and obligations including, as applicable, the time periods following the Resignation Date.  Notwithstanding any provision of this Separation Agreement or the covenants set forth in the Employment Agreement to the contrary, Kauffman may invest in, manage, operate or raise capital for motor vehicle racing teams, motor vehicle restoration businesses or other motor vehicle-related businesses.

(b)           The Company will not make or authorize, on behalf of itself or its affiliates, and shall not permit its officers, directors, employees, principals and representatives to, and shall take reasonable efforts to ensure that such persons do not, make any disparaging or defamatory comments regarding Kauffman. The obligations of the Company and its affiliates under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

11.          Injunctive Relief.  The Company shall be entitled to have the provisions of this Separation Agreement specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, Kauffman understands and agrees that if he breaches any provisions of this Separation Agreement, in addition to any other legal or equitable remedy the Company may have, he shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach.  The remedies set forth in this Section 11 shall apply to any challenge to the validity of the waiver and release of Kauffman’s  rights under the ADEA.  In the event Kauffman challenges the validity of the waiver and release of his rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA.  Any such action permitted to the Company by the foregoing, however, shall not affect or impair any of Kauffman’s obligations under this Separation Agreement, including without limitation, the release of claims in Section 3 hereof.

12.          Severability; Blue Penciling.  In the event that any one or more of the provisions of this Separation Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Separation Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

13.          No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group.  Neither this Separation Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Separation Agreement.

14.          Counterparts.  This Separation Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures may be exchanged by facsimile or email.

15.          Arbitration.  Except as necessary for the Company, its subsidiaries, and their affiliates, and their respective successors or assigns or Kauffman to specifically enforce or enjoin a breach of this Separation Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Separation Agreement, or any dispute that relates in any way, in whole or in part, to Kauffman’s services on behalf of the Company or any or its subsidiaries or their respective affiliates, any compensation relating to such services, the termination of such services or any other dispute by and between the parties or their subsidiaries or affiliates, and their respective successors or assigns, shall be submitted to binding arbitration in New York, New York, according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association.  The parties agree that each party shall bear its or his own expenses incurred in connection with any such dispute.  This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries or their affiliates and their respective successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

16.          Governing Law.  The terms of this Separation Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York, without regard to principles of conflicts of law.

17.          Effective Date.  Kauffman acknowledges that he has read this Separation Agreement in its entirety, fully understands its meaning and is executing this Separation Agreement voluntarily and of his own free will with full knowledge of its significance.  Kauffman understands that he has twenty-one (21) days from the original date of presentment of this Separation Agreement (set forth below) to consider whether or not to execute this Separation Agreement, although he may elect to sign it sooner. Kauffman shall have a period of seven (7) days after the day on which he signs this Separation Agreement to revoke his consent to Section 2, 3 and 4 collectively, but not individually, which revocation must be in writing delivered to the Company, to the attention of Michele Cohen in the Company’s Human Resources department, and Section 2, 3 and 4 of this Separation Agreement shall not become effective until the eighth day following Kauffman’s execution of this Separation Agreement (the “Effective Date”).  Kauffman understands that if he revokes his consent to Sections 2, 3 and 4 within such seven (7) day period, the obligations under Sections 2, 3 and 4 of this Separation Agreement will be null and void but the remaining Sections will remain in full force and effect.  Kauffman is advised to have this Separation Agreement reviewed by legal counsel of his choice.

18.          Entire Agreement.  The terms contained in this Separation Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements or provisions in agreements concerning confidentiality, trade secrets, restrictive covenants, or any nonsolicitation or nonservicing agreements, including the Employment Agreement, all of which agreements shall remain in full force and effect, and are hereby confirmed and ratified.  In further consideration of this Separation Agreement and notwithstanding anything herein to the contrary, Kauffman agrees to abide by and hereby reaffirm any confidentiality or restrictive covenant obligations contained in any agreements he may have entered into or otherwise is bound by with the Company, the terms of which are hereby incorporated by reference.  Kauffman represents that in executing this Separation Agreement, he has not relied upon any representation or statement not set forth herein.  No amendment or modification of this Separation Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

19.          No Party the Drafter.  The language used in this Separation Agreement will be deemed to be language chosen by the parties to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsmen will be applied against any party.  The provisions of this Separation Agreement shall be construed according to their fair meaning and neither for nor against any party irrespective of which party did cause such provisions to be drafted.

20.          Captions.  The captions used in this Separation Agreement are for convenience only and shall not change the substance of the provisions herein.

FIG LLC

By:
Name:
Title:

Agreed and Accepted:

Robert I. Kauffman	Date

EXHIBIT 1

Gagfah

Drawbridge (UK) LLP

Alea Group Holdings (Bermuda) Ltd.

EXHIBIT 2

Resignation Letter

December [  ], 2012

FIG LLC

1345 Avenue of the Americas
New York, NY 10105

Re:       Resignation

Effective December [  ] 2012, I hereby resign from any and all positions with FIG LLC, with any of its affiliates, and with any of their respective funds.

Very truly yours,

Robert I. Kauffman

EXHIBIT 3

Private Equity	Entity	Date	NAV
Fortress Investment Fund III	Rob	9/30/2012	19,237,629
Drawbridge Long Dated Value Fund	Rob	9/30/2012 EST	2,472,004
Drawbridge Long Dated Value Fund II	Rob	9/30/2012 EST	1,220,496
Drawbridge Long Dated Value Fund III	RIK PH	10/31/2012 EST	3,290,672
Fortress Investment Fund IV - Fund D	Rob	10/31/2012 EST	40,475,594
Fortress Investment Fund IV - Fund E	Rob	10/31/2012 EST	422,987
Fortress Holiday Investment Fund	Rob	9/30/2012	34,692,807
Fortress Florida Coinvestment Fund	Rob	9/30/2012	8,761,729
Drawbridge Real Assets Fund, LP	Rob	10/31/2012 EST	899,561
Fortress Investment Fund V	Rob	9/30/2012	4,720,204
Fortress Florida Preferred Fund	Rob	9/30/2012	2,943,318
Total Private Equity			119,137,001

Hedge Funds	Entity	Date	NAV
Drawbridge Special Opportunities Fd LP	Rob	9/30/2012	568,403
Fortress Partners Fund LP	Rob	9/30 /2012	3,444,588
Subtotal			4,012,991